UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2005

Answerthink, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24343	65-0750100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (305) 375-8005

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See discussion in Item 2.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 29, 2005, Answerthink, Inc. (the “Company”) acquired REL Consultancy Group Limited (“REL”), a U.K. company that provides working capital management advisory services primarily in Europe and the U.S. The acquisition was effected pursuant to a share purchase agreement (the “Share Purchase Agreement”) dated November 29, 2005, between the Company, The Hackett Group Limited, a wholly owned subsidiary of the Company, and certain holders (the “Sellers”) of REL’s series A cumulative convertible participating non redeemable preference shares (the “A shares”). Pursuant to the Share Purchase Agreement, the Company has also agreed to purchase via general offer all the issued and unissued ordinary B shares of REL (the “B shares”).

In consideration for the A shares, the Company made an initial payment to the Sellers of £5,950,201 in cash. Deferred consideration of £3,179,000 plus interest will be due on May 15, 2006 provided that the Company has not notified the Sellers of any warranty or indemnity claims. In consideration for the B shares, the Company will offer to pay £7,494,539 to holders of such shares plus additional consideration (the “Additional Consideration”) in a sum not to exceed £5,260,000 based upon the achievement of certain revenue targets related to the performance of REL during the 12-month period ending December 31, 2005. Further, the payment to the holders of the B shares will be reduced on a £-for-£ basis if and to the extent that the value of the net tangible assets (calculated in accordance with a formula set forth in the Share Purchase Agreement) of REL are below £1,500,000 at closing and will be increased on a £-for-£ basis if and to the extent that the net tangible assets of REL exceed £1,500,000 at closing. Finally, any shares held by REL’s employee benefit trust (“EBT shares”) will be either purchased by the Company for £1.33 per share or transferred to the Company in exchange for restricted stock units, which in turn would be provided to certain key employees under new employment agreements. Including the restricted stock units to be issued by the EBT, the Company will issue approximately $2.7 million worth of restricted stock units to key employees. The total consideration for the A shares, the B shares and the EBT shares (excluding the issuance of restricted stock units and any adjustment based on the value of the assets, but including the maximum amount of the Additional Consideration that could be earned) will be approximately £21,883,740.

Under the Share Purchase Agreement, certain of the Sellers (i) have agreed to non-compete provisions for a period of five years following closing, (ii) made customary warranties concerning the business and assets of REL, and (iii) will be liable for claims under the warranties subject to certain limitations.

Prior to the execution of the Share Purchase Agreement, there was no material relationship between the Sellers on the one hand and the Company, its affiliates, directors, officers, or any associate of any such director or officer on the other.

The foregoing description of the Share Purchase Agreement is qualified in its entirety by the Share Purchase Agreement which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

The financial statements and pro forma financial information required by Item 9.01(a) and 9.01(b) are currently being prepared. The Company will file the required financial statements and pro forma financial information under the cover of Form 8-K/A as soon as practicable but in no event later than February 13, 2006.

(d) Exhibits.

2.1	Share Purchase Agreement dated November 29, 2005 between The Hackett Group Limited, Answerthink, Inc. and the Sellers listed in Schedule 1, Part 1, thereto.

99.1	Press Release of Answerthink, Inc., dated November 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERTHINK, INC.
(Registrant)

Date: December 1, 2005	By:	/s/ Frank A. Zomerfeld
Frank A. Zomerfeld
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
2.1	Share Purchase Agreement dated November 29, 2005 between The Hackett Group Limited, Answerthink, Inc. and the Sellers listed in Schedule 1, Part 1, thereto.

99.1	Press Release of Answerthink, Inc., dated November 29, 2005.